                                                                    EXHIBIT 2.21
                     AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of July 24, 1997, by and among (a) NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"), (b) NEWPARK DRILLING FLUIDS, INC., a Texas corporation formerly known as Sampey Bilbo Meschi Drilling Fluids Management, Inc. and a wholly-owned subsidiary of Newpark ("Fluids"), (c) ADVANCED CHEMICAL TECHNOLOGIES, INC., a Texas corporation (the "Company"), and (d) JOHN V. FILECIA and S. KIM TILLERY (each a "Stockholder" and, together, the "Stockholders"), with reference to the following facts:

          A. The Stockholders own beneficially and of record 100% of the outstanding capital stock (the "Company Shares") of the Company.

          B. The Company provides drilling fluids and related products and services to the oil and gas industry.

          C. The parties intend that this Agreement shall constitute a plan of reorganization (the "Plan") of the type described in Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") and that the Plan will qualify for "pooling of interests" accounting treatment under generally accepted accounting principles. The Plan comprises
(a) the merger (the "Merger") of the Company into Fluids, with Fluids continuing as the surviving corporation, pursuant to this Agreement and the Agreement of Merger in the form attached hereto as Exhibit "A" (the "Agreement of Merger"), on the terms contained herein and in accordance with the applicable provisions of the Texas Business Corporation Act (the "BCA"), and (b) the conversion of all the outstanding shares of capital stock of the Company into 60,000 newly issued shares of voting Common Stock of Newpark (the "Newpark Shares"). The consummation of the Plan in accordance with the terms of this Agreement and the Agreement of Merger is sometimes referred to herein as the "Closing."

          D. Newpark and the Stockholders believe that it is in their best interests to adopt the Plan and consummate the Plan.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1.  Plan of Reorganization.

              1.1 Adoption of Plan. Newpark, Fluids, the Company and the Stockholders hereby adopt the plan of reorganization herein set forth.

              1.2 Merger of the Company into Fluids. Subject to the provisions of this Agreement and the BCA, at the "Effective Time" (as defined in paragraph 1.3), the Company shall be merged with and into Fluids, and the separate corporate existence of the Company shall cease. Fluids shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Texas. The Merger shall have the effects set forth in Article 5.06 of the BCA.

               1.3 Effective Time. If all of the conditions precedent to the parties' obligations to consummate the Merger under this Agreement are satisfied or waived and this Agreement has not been terminated, the parties shall cause the Agreement of Merger to be duly executed and filed with the Secretary of State of Texas. The Merger shall become effective as of the time the Agreement of Merger is accepted for filing and officially filed. The date and time when the Merger becomes effective is referred to herein as the "Effective Time".
This Agreement and the Agreement of Merger are hereinafter collectively referred to as the "Merger Agreements".

               1.4 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                    1.4.1 The shares of Common Stock of Fluids which are issued and outstanding immediately prior to the Effective Time shall not be changed or converted as a result of the Merger, but shall remain outstanding as shares of the Surviving Corporation.

                    1.4.2 All of the outstanding shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time (i.e., the Company Shares) shall be converted (in the aggregate) into the right to receive 60,000 shares of Newpark Common Stock (i.e., the Newpark Shares). Each Stockholder will receive the number of Newpark Shares determined by dividing 60,000 by the total number of Company Shares outstanding and multiplying the resulting quotient by the number of Company Shares held by such Stockholder. No fractional shares shall be issued; if fractional shares otherwise would issue, the Stockholders shall instruct Newpark at least five business days before the Closing as to the rounding of such shares.

               1.5  Surrender of Shares.

                    1.5.1 The Stockholders, as the holders of all of the Company Shares, upon the surrender to Newpark of the certificate or certificates which, immediately prior to the Effective Time, represented the Company Shares, shall be entitled to receive in exchange therefor certificates representing the number of shares of Newpark Common Stock into which the shares of capital stock of the Company theretofore represented by the certificate or certificates so surrendered shall have been converted pursuant to the provisions of paragraph 1.4.2.

                    1.5.2 Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, represented capital stock of the Company shall represent for all purposes only the right to receive the consideration provided in paragraph 1.4.2. Certificates representing the Newpark Shares shall be delivered to the Stockholders as soon as practicable following the Effective Time.

               1.6 Securities Act Legend on Newpark Shares. Each Stockholder hereby agrees that he will not offer to sell, transfer or otherwise dispose of any of the Newpark Shares issued to him in the Merger, except in accordance with the applicable provisions of the "Securities Act" and the "Rules and Regulations" (as such terms are defined in Section 15). Certificates representing the Newpark Shares initially will bear the following legend:

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     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
     THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

               1.7 Pooling of Interests Restriction. Each Stockholder hereby agrees that he will not offer to sell, transfer or otherwise dispose of any of the Newpark Shares issued to him pursuant to the Merger until such time as financial results covering at least 30 days of combined operations of Newpark, Fluids and the Company have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

          2. Noncompetition Agreements. At the Closing, as a necessary incident of the Plan, Newpark and the Stockholders will execute and deliver noncompetition agreements substantially as set forth in Exhibit 2 attached to this Agreement, all of which together are referred to herein as the "Noncompetition Agreements."

          3. Representations and Warranties of the Company and the Stockholders.

               A. Except as otherwise specifically set forth in a letter ("the Disclosure Letter") delivered by the Company and the Stockholders to Newpark prior to the execution hereof, the Company and the Stockholders hereby jointly and severally warrant and represent the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's obligations to consummate the Plan and issue the Newpark Shares):

               3.1  Organization and Good Standing of the Company.

                    3.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where the character or location of the assets owned by the Company or the nature of the business transacted by the Company require such qualification, except where failure to be so qualified would not have a "Material Adverse Effect" (as defined in Section 15). The Disclosure Letter includes a list of the jurisdictions in which the Company is qualified to do business.

                    3.1.2 The Company has have furnished to Newpark complete and correct copies of the Company's Articles of Incorporation and Bylaws as in effect on the date hereof.

                    3.1.3 The Company has heretofore made available to Newpark for its examination copies of the minute books, stock certificate books and corporate seal of the Company. Said minute books are accurate in all material respects and reflect all resolutions adopted and all material actions expressly authorized or ratified by the stockholders and directors of the Company. The stock certificate books reflect all issuances, transfers and cancellations of capital stock of the Company.

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               3.2  Capitalization.

                    3.2.1 The authorized capital stock of the Company consists of 100,000 shares of common stock, $1.00 par value per share, of which 6,163 shares, i.e., the Company Shares, are issued and outstanding as of the date hereof. All such issued and outstanding shares are validly issued, fully paid and nonassessable. The Disclosure Letter includes the names, addresses and social security numbers of, and the number of the Company Shares owned by, each of the Stockholders.

                    3.2.2 There are no options, warrants, subscriptions or other rights outstanding for the purchase of, and all securities convertible into, capital stock of the Company. No shares of the Company are held as treasury stock.

               3.3 Authority. The Company has the full corporate power and authority to execute and deliver the Merger Agreements, to perform the obligations and covenants set forth therein and to consummate the Merger and the other transactions contemplated thereby. The execution and delivery of the Merger Agreements by the Company and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of the Company and by the Stockholders in their capacity as the stockholders of the Company, and no further corporate action is necessary on the part of the Company to make the Merger Agreements binding upon the Company in accordance with their terms. This Agreement has been duly executed and delivered by the Company and the Stockholders and constitutes the valid and binding agreement of each of them, enforceable against them in accordance with its terms, and, when the Agreement of Merger has been duly executed and delivered, it will constitute the valid and binding Agreement of the Company, enforceable against the Company in accordance with its terms, in each case subject to the "Bankruptcy Exception" (as defined in Section 15).

               3.4 Equity Interests. The Company does not have a material equity interest in any other "Person" (as defined in Section 15).

               3.5 No Violation. The execution, delivery and performance of this Agreement by the Company and the Stockholders are not contrary to the Articles of Incorporation or Bylaws of the Company and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other material contract or agreement to which the Company, the Stockholders or any of them are a party or by which any of them are bound.

               3.6 Financial Statements. The unaudited balance sheets of the Company as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related unaudited statements of income, stockholders' equity and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, and the unaudited balance sheet of the Company as of April 30, 1997, and the related statements of income, stockholders' equity and cash flows for the four month period ended on said date, in each case certified by the principal financial officer of the Company, subject to year-end audit adjustments, copies of which have heretofore been delivered to Newpark (collectively the "Company Financial Statements"), were prepared in accordance with the books and records of the Company in accordance with generally accepted accounting principles (except for the absence of footnotes from the April 30, 1997, financial statements) consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the financial position, results of operations and cash flows of the Company for and as of the end of each of such periods.

               3.7 Properties. The Company has good title to the assets and properties shown in the Company Financial Statements or acquired since the date of the latest balance sheet included therein, except as since sold or otherwise disposed of in the ordinary course of business. Such title is free and clear of all liens, charges, security interests, encumbrances, leases, covenants, conditions and restrictions other than "Permitted Liens," as defined in Section
15. The plants, structures, leasehold improvements, machinery, equipment, furniture and other tangible assets owned or leased by the Company are in good operating condition and repair, subject only to ordinary wear and tear, taking into account the respective ages of the assets involved, and constitute all the fixed tangible assets necessary for the operation of the business of the Company in accordance with its current methods of operation in all material respects.

               3.8  Contracts.

                    3.8.1 The Disclosure Letter includes a listing of all oral or written (a) contracts, commitments, sales orders or purchase orders, whether or not entered into in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by the Company of an amount or value in excess of $25,000; (b) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (c) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (d) leases, contracts or commitments affecting ownership of, title to, use of or any material interest in real estate; (e) employment contracts and other contracts, agreements, or commitments to or with individual employees, consultants or agents extending for a period of more than six months from the date hereof or providing for earlier termination only upon payment of a penalty or the equivalent thereof; (f) equipment leases providing (in any one lease or group of related leases) for payments in excess of $10,000 per year; (g) contracts under which the performance of any obligation of the Company is guaranteed by a Stockholder or other third party, including performance bonding arrangements; (h) contracts or commitments providing for payments based in any manner upon the revenues, purchases or profits of the Company; (i) bank credit, factoring and loan agreements, indentures, promissory notes and other documents representing indebtedness for borrowed money; (j) patent licensing agreements and all other agreements with respect to patents, patent applications, trademarks, service marks, trade names, technical assistance, special processes, know-how, copyright or other like items; and (k) other contracts and agreements to which the Company is a party and which have not been fully performed, involving consideration having a value in excess of $25,000 or a remaining period for performance in excess of nine months (all such items being collectively referred to herein as "Material Contracts"). The Company has furnished to Newpark true and complete copies of all such Material Contracts.

                    3.8.2 All Material Contracts are valid and binding obligations of the Company and, to the "best of the knowledge of the Company" (as defined in Section 15), the other parties thereto in accordance with their respective terms, subject to the Bankruptcy Exception; there have been no amendments to or modifications to any Material Contract (except as set forth in the copies furnished to Newpark); no event has occurred which is, or, following any grace period or required notice, would become a material default by the Company under the terms of any Material Contract; except to the extent specifically reserved against on the latest balance sheet included in the Company Financial Statements, the Company is not a party to any Material Contract on which the Company or either or both of the Stockholders anticipate expenses materially in excess of revenues or which is otherwise onerous or materially adverse; and the Company has not expressly waived any material rights under any Material Contract.

               3.9 Outstanding Indebtedness. The Disclosure Letter includes a true and com plete schedule of all notes payable and other indebtedness for borrowed money owed by the Company, including a description of the material terms thereof and a description of all properties or assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security therefor.

               3.10 Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Letter and except for liabilities and obligations reflected on the latest balance sheet included in the Company Financial Statements or arising in the ordinary course of business since the date of such balance sheet, none of which latter items, individually or in the aggregate, have a Materially Adverse
Effect: (a) the Company does not have, and none of its properties are subject to, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which are of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles; and (b) to the best of the knowledge of the Company, the Company does not have, and none of its properties are subject to, any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether or not of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles. The Company is not in default with respect to any material term or condition of any indebtedness.

               3.11 No Litigation. Except as disclosed in the Disclosure Letter, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Company) pending or, to the knowledge of the Company, threatened against or affecting the Company, at law or in equity or before or by any "Government Body" (as defined in Section 15) or before any arbitrator of any kind. To the best of the knowledge of the Company, the Company is not in default with respect to any judgment, order, writ, injunction, decree, award of any Government Body.

               3.12  Environmental Matters.

                     3.12.1 Neither the Company nor, to the best of the knowledge of the Company, any previous owner, lessee, tenant, occupant or user of any real property owned or leased on or prior to the date hereof by the Company (such real property and any and all buildings and other improvements thereon being herein referred to as the "Property") used, generated, manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any "Hazardous Materials" (as defined in Section 15) on, under, in or about the

Property, or transported any Hazardous Materials to or from the Property in violation of any "Hazardous Materials Laws" (as defined in Section 15) in a manner or to an extent that resulted or is reasonably likely to result in a Material Adverse Effect. To the best of the knowledge of the Company, no underground tanks or underground deposits or Hazardous Materials the existence of which would have a Material Adverse Effect existed on, under, in or about any Property previously owned or leased by the Company on or prior to the date that fee or leasehold title to such Property was transferred to a third party by the Company. To the best of the knowledge of the Company, no underground tanks or underground deposits or Hazardous Materials the existence of which would have a Material Adverse Effect exist on, under, in or about any Property that is currently owned or leased by the Company.

                     3.12.2 While any Property was owned or leased by the Company, it did not violate to an extent that would have a Material Adverse Effect any applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such Property (including without limitation the Hazardous Materials Laws).

                     3.12.3 As of the date hereof, to the best of the knowledge of the Company, there are no (1) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws against the Company or any Property presently owned or leased by the Company, (2) claims made or threatened by any Person or Government Body relating to the Property against the Company or any Property presently owned or leased by the Company or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials or (3) any occurrence or condition known to the Company or Stockholders on any Property that is currently owned or leased by the Company that can reasonably be expected to subject the Company or such Property to any material restrictions on occupancy, transferability or use of any Property under any Hazardous Materials Laws. The Disclosure Letter includes a list of all complaints, notices of violation and claims relating to Hazardous Materials Laws which, to the knowledge of the Company, have been received by or asserted against the Company.

               3.13  Taxes.

                     3.13.1 The Company has filed all income, franchise and other "Tax Returns" (as defined in Section 15) required to be filed by it by the date hereof. All "Taxes" (as defined in Section 15) imposed by the United States, the State of Texas and by any other state, municipality, subdivision, or other taxing authority, which are due and payable by the Company have been paid in full or are adequately provided for by reserves reflected on the latest balance sheet included in the Company Financial Statements.

                     3.13.2 All contributions due from the Company pursuant to any unemployment insurance or workers compensation laws and all sales or use Taxes which are due or payable by the Company have been paid in full. The Company has withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of its employees under state law and the applicable provisions of the Code.

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                     3.13.3  The Company has furnished to Newpark true and
complete copies of the federal income Tax Returns and comparable state Tax Returns of the Company covering the years ended December 31, 1994, December 31, 1995 and December 31, 1996, constituting complete and accurate representations in all material respects of the Tax liabilities of the Company for the relevant periods stated therein and accurately setting forth all relevant material items, including the Tax bases of all assets, where required to be set forth in such Tax Returns.

               3.14 Permits and Licenses. The Company has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof, and the Company is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders relating to its business, except where failure to have any such license, franchise, permit or authorization or failure to comply with any such laws, rules, regulations and orders would not have a Material Adverse Effect. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the termination or suspension of any license, franchise, permit or governmental authorization or violate any provision of or constitute a default under any law, rule or regulation, order, writ, injunction or decree of any Government Body applicable to the Stockholders or the Company, where such violation or default would have a Material Adverse Effect.

               3.15 No Labor Problems. The Company has not been charged with any unresolved unfair labor practices and there are no material controversies pending or threatened between the Company and any of its employees. The Company has complied in all material respects with all laws relating to wages, hours, collective bargaining and similar employment matters the noncompliance with which would have a Material Adverse Effect, and the Company has paid all social security and similar Taxes that are due and payable and is not liable for any arrears or wages or any Taxes or material penalties for failure to comply with any of the foregoing.

               3.16  Employee Benefit Plans.

                     3.16.1  Definition of Benefit Plans. For purposes of this
Section 3.15, the term "Benefit Plan" means any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees or former employees of the Company or any "ERISA Affiliate" (as hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

                             (a)  Arrangements - any bonus, incentive
compensation, stock option, deferred compensation, commission, severance, golden parachute or other compensation plan, rabbi trust, program, contract, arrangement or practice;

                             (b)  ERISA Plans - any "employee benefit plan" (as
defined in Section 3(3) of ERISA), including, but not limited to, any "multi-employer plan" (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical

(including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

                             (c)  Other Employee Fringe Benefits - any stock
purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

                     3.16.2 ERISA Affiliate. For purposes of this Section 3.15, the term "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Company is treated as single employer under Section 414(b), (c), (m) or (o) of the Code.

                     3.16.3 Identification of Benefit Plans. The Company does not maintain, and has not at any time established or maintained, nor has at any time been obligated to make contributions to or under or otherwise participate in any Benefit Plan.

                     3.16.4 MEPPA Liability/Post-Retirement Medical Benefits/ Defined Benefit Plans/Supplemental Retirement Plans. Neither the Company nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under any multi-employer plan. Neither the Company nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under (i) any plan which provides post-retirement medical or health benefits, (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (iii) any defined benefit pension plan subject to Title IV of ERISA or (iv) any plan which provides retirement benefits in excess of the limitations of Section 415 of the Code.

                     3.16.5 Liabilities. The execution and performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligation to make any payment which, as an "excess parachute payment" under Section 280G of the Code, would not be deductible.

               3.17 Insurance. The Company has furnished to Newpark a complete list of all insurance policies that the Company maintains, indicating risks insured against, carrier, policy number, amount of coverage, premiums and expiration date.

               3.18 Interest in Competitors, Suppliers, etc. Except as set forth in the Disclosure Letter, none of the Stockholders and no officer or director of the Company or any Family Member of any such Person owns, directly or indirectly, individually or collectively, any interest in any corporation, partnership, proprietorship, firm or association which (a) is a competitor, customer or supplier of the Company, or (b) has an existing contractual relationship with the Company, including but not limited to lessors of real or personal property leased to the Company and entities against whom rights or options are exercisable by the Company. The Company owns, free and clear and without payment of any royalty or fee, all interests in the assets, profits or business of the Company that have previously been held by any Affiliate of the Company, including the Stockholders and their Family Members.

               3.19 Indebtedness with Insiders. Except for accrued salaries for one payroll period, vacation pay and business expense reimbursements, the Company is not indebted to any of the stockholders, directors or officers of the Company or any Affiliate of any such Person. None of such Persons is indebted to the Company.

               3.20 Consents. No authorizations, approvals or consents of any Government Body are required for consummation of the transactions contemplated by this Agreement or the subsequent operation of the business of the Company, except for the filing of the Agreement of Merger as required by the BCA.

               3.21 Patents, Trademarks and Other Intangibles. The Disclosure Letter includes a list of all material patents, patent applications, trade names, trademark registrations and applications therefor, copyrights, licenses, franchises and other assets of like kind ("Intangible Assets") and all interests in Intangible Assets which are owned in whole or in part by or registered in the name of the Company. The Company owns or has the right to use all Intangible Assets now used in the conduct of its business. Such Intangible Assets include all of the proprietary products and formulations developed by the Company or used by it in its business. The Company is not obligated to pay any royalty or other fee to any licensor or other third party with respect to any Intangible Assets. Neither the Company nor any of the Stockholders has knowledge of any claim received by the Company alleging any conflict between any aspect of the business of the Company and any Intangible Assets claimed to be owned by others which, if determined adversely to the Company, would have a Material Adverse Effect. None of the Stockholders, no other officer or director of the Company, and no Person that is an Affiliate of any such Person has any interest in any Intangibles Assets which are presently used by the Company or which infringe upon, conflict with or relate to improvements or modifications of any Intangible Assets presently used by the Company.

               3.22 Purchases and Sales. Since December 31, 1996, the Company has not placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices and has not entered into contracts with customers under conditions relating to price, terms of payment, time of performance or like matters materially different from the conditions regularly and usually specified in contracts for similar engagements from customers similarly situated.

               3.23 Brokerage and Finder's Fees. Neither the Company nor the Stockholders (or any Affiliate of the Stockholders) has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions for which the Company could be liable with respect to the transactions contemplated by this Agreement.

               3.24 Absence of Certain Changes. Since December 31, 1996, except for matters of a general economic nature which do not affect the Company uniquely, the Company has not:

                     3.24.1  suffered any Material Adverse Effect;

                     3.24.2 borrowed or agreed to borrow any funds in excess of $25,000 in the aggregate or incurred or become subject to any obligation or liability (absolute or contingent) in excess of $25,000 in the aggregate, except obligations and liabilities incurred in the ordinary course of business;

                     3.24.3 mortgaged, pledged, hypothecated or otherwise encumbered any of its properties or assets except for Permitted Liens;

                     3.24.4 made or agreed to make any distribution of any funds or assets of any kind whatsoever to any past or present stockholder of the Company or any Affiliate of any such Person, whether by way of dividend, redemption or purchase of capital stock, or any other type of distribution on or with respect to its capital stock, whether or not similar to the foregoing;

                     3.24.5 made any payment of principal or interest on any indebtedness owed to any past or present stockholder of the Company or any Affiliate of any such Person;

                     3.24.6 sold or agreed to sell any of its assets, properties or rights having an aggregate value in excess or $10,000 or canceled or agreed to cancel any debts or claims exceeding $10,000 in the aggregate, except for fair value in the ordinary course of business;

                     3.24.7 entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase a material part of its assets, properties or rights;

                     3.24.8 increased the rate of compensation of or paid or accrued bonuses to or for any of its officers, employees, consultants or agents, except for normal merit or cost of living increases;

                     3.24.9 suffered any damage, destruction or loss in excess of an aggregate of $100,000, whether or not covered by insurance, adversely affecting any of its properties;

                     3.24.10 assigned or agreed to assign any of its Intangible Assets;

                     3.24.11 suffered any adverse amendment or termination of any Material Contract (or any contract that would have been a Material Contract if not amended or terminated) to which it is a party;

                     3.24.12 paid any commissions or similar fees to brokers or finders for arranging the transactions contemplated by this Agreement or any similar proposed transaction with any other party; or

                     3.24.13 entered into any other material transaction other than in the ordinary course of business.

               3.25 No Material Misstatements or Omissions. No representation or warranty by the Company or the Stockholders in this Agreement, and no document, statement, certificate, exhibit or schedule furnished or to be furnished to Newpark or Fluids pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements or facts contained herein or therein, in the light of the circumstances under which they were made, not misleading.

               B. Except as otherwise set forth in the Disclosure Letter, each Stockholder represents and warrants with respect to himself, severally but not jointly, the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's obligations to consummate the Merger and issue the Newpark Shares):

               3.26  Investment Representations.   Either such Stockholder is an
"accredited investor", as that term is defined in Rule 501 of the Rules and Regulations or such Stockholder, either alone or with such Stockholder's qualified "purchaser representative" (as defined in Rule 501 of the Rules and Regulations), has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of an investment in Newpark Common Stock. Such Stockholder is acquiring his Newpark Shares in the Merger for investment and not with a view to the sale thereof other than in compliance with the requirements of the Securities Act and applicable Blue Sky
laws.   At the request of Newpark, each Stockholder will furnish to Newpark evidence reasonably satisfactory to Newpark that the foregoing representations are true. Such Stockholder acknowledges that Newpark has made available to him the opportunity to ask questions and receive answers concerning the terms and conditions of the Plan and to obtain any additional information that Newpark is required to furnish under Regulation D of the Rules and Regulations.

               3.27 No Joinder. Such Stockholder has the requisite power to enter into this Agreement and perform his obligations hereunder (including without limitation to sell and deliver his Company Shares), and no other Person's joinder as a party hereto is necessary therefor pursuant to any community property laws or otherwise, and there is no restriction on the power of the Stockholder to sell and deliver his Company Shares pursuant to any trust, estate planning or other similar document or any prenuptial or post-nuptial agreement or arrangement.

               3.28 No Litigation. There are no actions pending or, to the knowledge of the Company, threatened in any court or arbitration forum or by or before any Government Body involving the Company or such Stockholder relating to or affecting any of the transactions contemplated by this Agreement.

               3.29 Title to Shares. Such Stockholder is the holder of record and owns beneficially that number of Company Shares set forth opposite his name in the Disclosure Letter and owns such Company Shares free and clear of all liens, security interests, encumbrances and restrictions, other than restrictions contemplated by this Agreement. Such Stockholder is not a party to any voting trust, proxy or other agreement with respect to the voting of any of his Company Shares.

          4. Representations and Warranties of Newpark. Newpark hereby represents and warrants the following (the truth and accuracy of each of which shall constitute a condition precedent to the Company's and the Stockholders' obligations to consummate the Plan):

               4.1   Organization and Good Standing.

                     4.1.1 Newpark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newpark has corporate power and authority to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it or both require qualification and failure to be so qualified would have a Material Adverse Effect.

                     4.1.2 Fluids is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Fluids has corporate power and authority to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it or both require qualification and failure to be so qualified would have a Material Adverse Effect.

                     4.1.3 Newpark has furnished to the Stockholders complete and correct copies of Newpark's Certificate of Incorporation and Bylaws as in effect on the date hereof and Fluids' Articles of Incorporation and Bylaws as in effect on the date hereof.

               4.2 Capital Stock. The authorized capital stock of Newpark consists of 80,000,000 shares of Common Stock, $.01 par value, of which 31,367,874 shares were issued and outstanding on June 30, 1997, and 1,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding. The authorized capital stock of Fluids consists of 1,000,000 shares of Class A voting common stock, of which 1,000 shares are issued and outstanding and held by Newpark on the date hereof.

               4.3 Newpark Subsidiaries. Each subsidiary of Newpark that is a "significant subsidiary," as defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations (each a "Newpark Subsidiary" and collectively the "Newpark Subsidiaries), is duly organized and in good standing under the laws of the jurisdiction in which it was incorporated or organized, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Each Newpark Subsidiary is duly qualified and in good standing as a foreign corporation or other entity in each jurisdiction where the character or location of the assets owned by it or the nature of the business transacted by it require such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

               4.4 Authority. The execution and delivery of this Agreement by Newpark and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Newpark and Fluids and by Newpark in its capacity as the sole stockholder of Fluids. This Agreement has been duly executed and delivered to the Company and the Stockholders, and no vote of the stockholders of Newpark or further corporate action is necessary on the part of Newpark or Fluids to make this Agreement valid and binding upon Newpark and Fluids in accordance with its terms, subject to the Bankruptcy Exception. The execution, delivery and performance of this Agreement by Newpark and Fluids (a) are not contrary to the Certificate of Incorporation or Bylaws of Newpark, (b) are not contrary to the Articles of Incorporation of Bylaws of Fluids and (c) will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other contract or agreement to which Newpark or Fluids is a party or by which Newpark is bound.

               4.5 Newpark Reports. Newpark has delivered to the Stockholders copies of Newpark's Annual Reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996 (as amended), Newpark's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and Newpark's definitive Proxy Statement dated April 4, 1997, for its Annual Meeting of Stockholders held on May 14, 1997. All of said documents and all periodic reports filed by Newpark with the Commission after the date hereof are called the "Newpark Reports" herein. The Newpark Reports have been or will be duly and timely filed with the Commission and are or will be when filed in compliance with the Rules and Regulations. As of their respective dates, none of the Newpark Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               4.6 Newpark Financial Statements. The financial statements contained in the Newpark Reports (the "Newpark Financial Statements") filed on or before the date hereof have been prepared in accordance with the books and records of Newpark and its subsidiaries and in accordance with generally accepted accounting principles consistently applied during the periods indicated, all as more particularly set forth in such financial statements and the Notes thereto. Each of the balance sheets included in the Newpark Financial Statements presents fairly as of its date the consolidated financial condition and assets and liabilities of Newpark and its subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the Notes thereto), Newpark (including its subsidiaries) did not have, as of the dates of such balance sheets, any material liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. The consolidated statements of earnings and stockholders' equity and consolidated statements of changes in financial position included in the Newpark Financial Statements present fairly the results of operations and changes in financial position of Newpark and its subsidiaries for the periods indicated.

               4.7 Absence of Certain Changes. Since March 31, 1997, there has not been any material adverse change in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole.

               4.8 Issuance and Listing of Stock. Newpark has reserved for issuance the Newpark Shares, and the Newpark Shares, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

               4.9 Consents. No authorizations, approvals or consents of any governmental department, commission, bureau, agency or other public body or authority are required for consummation by Newpark of the transactions contemplated by this Agreement, except for the filing of the Agreement of Merger as required by the BCA and such qualifications as may be required under state securities or Blue Sky laws relating to the Newpark Shares.

               4.10 No Material Misstatements or Omissions. No representation or warranty by Newpark or Fluids in this Agreement, and no document, statement, certificate, exhibit or schedule furnished or to be furnished to the Company or the Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements or facts contained herein or therein, in the light of the circumstances under which they were made, not misleading.

          5.   Conditions to Each Party's Obligations.

               The respective obligations of each party to consummate the Plan under this Agreement shall be subject to the satisfaction on or before the date hereof of each of the following conditions except to the extent the parties may waive any of such conditions in writing:

               5.1 Government Body Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Government Body required in connection with the execution, delivery and performance of this Agreement, including Merger and the issuance of the Newpark Shares, or the operation of the business of the Company following the Merger shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect following the Closing.

               5.2 Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Plan may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Government Body for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Government Body indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

               5.3 Listing of Newpark Shares. The Newpark Shares shall have been listed on the New York Stock Exchange, subject to official notice of issuance.

          6. Conditions Precedent to Obligations of Newpark and SBM. The obligations of Newpark and SBM to consummate the Plan and issue the Newpark Shares are subject to the satisfaction of each of the additional following conditions at or prior to the date hereof, unless waived in writing by Newpark:

               6.1 Accuracy of Warranties and Representations. The representations and warranties of the Company and the Stockholders herein shall be true and correct in all material respects, and the Company and the Stockholders shall perform or shall have performed in all material respects all covenants required by this Agreement to be performed by them at or prior to the Closing.

               6.2 No Material Adverse Change. There shall have been no changes after December 31, 1996, in the results of operations, assets, liabilities, financial condition or affairs of the Company which in their total effect have a Materially Adverse Effect on the Company.

               6.3 Material Contracts. The Company shall have received consents to assignment of all Material Contracts or written waivers of the provisions of any Material Contracts requiring the consents of third parties as set forth in the Disclosure Letter, except where the failure to have obtained any such consent or written waiver would not have a Material Adverse Effect following the Closing.

               6.4 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for Newpark, and there shall have been furnished to such counsel by the Company certified copies of such corporate records of the Company and copies of such other documents as such counsel may reasonably have requested for such purpose.

               6.5 Opinion of the Company's and the Stockholders' Counsel. Newpark shall have received an opinion of Farnsworth & vonBerg, counsel to the Company and the Stockholders, dated the date of the Closing, substantially in the form attached hereto as Exhibit 6.5.

               6.6 Director Resignations. All of the directors of the Company shall have resigned.

          7. Conditions Precedent to Obligation of the Company and the Stockholders. The obligations of the Company and the Stockholders to consummate the Merger are subject to the satisfaction of each of the following additional conditions at or prior to the date hereof, unless waived in writing by the Company and the Stockholders:

               7.1 Accuracy of Warranties and Representations. The representations and warranties of Newpark contained in this Agreement shall be true and correct in all material respects, and Newpark shall perform or shall have performed in all material respects all of the covenants required by this Agreement to be performed by it on or before the Closing.

               7.2 Authorization of Plan. All corporate action necessary by Newpark to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

               7.3 No Material Adverse Change. There shall have been no changes since March 31, 1997, in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole, which, in their total effect, have a Material Adverse Effect on Newpark and its subsidiaries.

               7.4 Opinion of Newpark's Counsel. The Company and the Stockholders shall have received an opinion of Ervin, Cohen & Jessup LLP, counsel to Newpark, dated the date of the Closing, substantially in the form attached hereto as Exhibit 7.4.

               7.5 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the Company and the Stockholders, and there shall have been furnished to such counsel by Newpark certified copies of such corporate records of Newpark (including Board of Directors resolutions approving the Merger Agreements) and copies of such other documents as such counsel may reasonably have requested for such purpose.

          8. Survival of Representations. All representations and warranties made by the Company or Fluids under or in connection with this Agreement shall terminate at the Effective Time and shall be of no further force or effect thereafter. All representations, warranties and indemnifications made by Stockholders or Newpark under or in connection with this Agreement shall survive the consummation of the Merger until the later of (a) one year after the Closing or (b) the date when Newpark's independent accountants issue an audit report on their audit of the financial statements containing combined operations of Newpark and the Company for the period ending December 31, 1997. No party shall be entitled to recover against any other party for any misrepresentation or breach of warranty except to the extent that written notice of any such claim has been delivered to the party against whom recovery is sought within the applicable period setting forth in reasonable detail and specifying the nature of the claim being asserted. The provisions of this Section and Section 10.3.3 apply only to claims arising under this Agreement and do not affect any other claims that any party may have at any time against any other party, including but not limited to claims that may arise under Hazardous Material Laws.

          9.   Post-Closing Covenants.

               9.1 Cooperation and Assistance. Upon request, each of the parties hereto shall cooperate with the other to the extent reasonably requested, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Company, the Stockholders, Newpark or Fluids which are based upon contracts, arrangements or acts of the Stockholders or the Company or both which were in effect or occurred on or prior to the Closing.

               9.2 Access to Records. The Stockholders shall be entitled, after the Closing, upon reasonable notice and during the regular business hours of Newpark, to have access to and to make copies of the business records of the Company which relate to periods prior to the Closing. Newpark shall retain such business records for a period of five (5) years following the Closing Date, after which time Newpark may destroy or otherwise dispose of such business records without the Stockholders' consent.

               9.3   Tax Matters.

                     9.3.1 Control of Tax Proceedings. Whenever any taxing authority proposes any adjustment, questions the treatment of any item, asserts a claim, makes an assessment, or otherwise disputes the amount of any Taxes for any period or portion thereof ending on or before the date hereof, which adjustment, question, claim, assessment or dispute could, if pursued successfully, result in or give rise to a claim against the Stockholders under this

Agreement (a "Tax Claim"), Newpark shall promptly inform the Stockholders in writing of such Tax Claim. The provisions of Section 10 shall apply to the handling of any Tax Claim.

                     9.3.2 Current Tax Returns. The Stockholders shall be responsible for the preparation of all Tax Returns of the Company for all taxable periods that end or ended on or before the date hereof and are not required to be filed (taking into account all extensions) on or before the date hereof. Newpark will make available to the Stockholders, without charge, the services of its personnel and the personnel of the Company to assist the Stockholders in the preparation of such Tax Returns. Such Tax Returns shall be reasonably satisfactory to Newpark in form and substance. Provided such Tax Returns are delivered to Newpark, in form and substance reasonably satisfactory to Newpark, at least five business days before the due dates thereof (taking into account any and all extensions), Newpark will cause the Company to timely file such Tax Returns and to pay the amounts of any Taxes shown as due thereon.

                     9.3.3 Refunds and Credits. Any refunds of Taxes and credits against Taxes (together in each case with any interest received or credited on or with respect to such refund or credit) attributable to any taxable period or portion thereof ending on or before the date hereof shall be for the account of the Company; provided, however, that, to the extent that any such refund, credit or interest thereon exceeds the amount of such refund, credit or interest, if any, accrued on the books of the Company as of the Effective Time, the Stockholders shall receive credit in an amount equal to the amount of such excess against any liability they may have under Section 10.

                     9.3.4 Cooperation. Newpark and the Stockholders shall cooperate in good faith with each other in a timely manner in the preparation and filing of any Tax Returns of the Company and the handling of any Tax Claims and other Tax matters to which this Agreement relates, other than Tax Claims and Tax matters solely involving Newpark and its Subsidiaries other than the Company. Each party shall execute and deliver such powers of attorney and make available such other documents and such personnel as are necessary to carry out the intent of this Section 9.3.4. Each party agrees to promptly notify the other parties of any such Tax Claim that does not result in Tax liability but can be reasonably expected to affect any Tax Returns of any of the other parties.

                     9.3.5 Retention of Records. Newpark shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns of the Company and the handling of any Tax Claims and other Tax matters to which this Agreement relates, and (ii) give to the Stockholders reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the preparation and review of such Tax Returns and the handling of any Tax Claims and other Tax matters to which this Agreement relates, to the extent necessary in connection with any Taxes to which this Agreement relates or any obligation or liability of a party under this Agreement.

               9.4 Stockholder Guarantees. Subject to consummation of the Merger, Newpark agrees that it will cause the Company to discharge in accordance with its terms all indebtedness of the Company as to which the Stockholders have executed personal guarantees, as disclosed in the Disclosure Letter.

          10.  Indemnifications.

               10.1 Indemnification by the Stockholders. Subject to the provisions of Sections 8 and 10.3, the Stockholders, jointly and severally, hereby agree to indemnify, defend, protect and hold harmless Newpark against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from (i) any breach of any warranty or representation made by the Company or the Stockholders under or in connection with this Agreement, (ii) the presence on, under, in or about the Property of any Hazardous Materials as of the Effective Time or the noncompliance by the Company with any Hazardous Materials Laws on or before the Effective Time, whether or not disclosed in the Disclosure Letter and (iii) the creation, maintenance or termination of any Benefit Plan, whether or not disclosed in the Disclosure Letter. Such indemnification shall be solely the responsibility of the Stockholders, and they shall not have any right to recover any portion of their liability from the Company, whether by right of indemnification, contribution or otherwise.

               10.2 Indemnification by Newpark. Subject to the provisions of Sections 8 and 10.3, Newpark hereby agrees to indemnify, defend, protect and hold harmless Stockholders against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any breach of any warranty or representation made by Newpark under or in connection with this Agreement. The rights to such indemnification shall accrue solely to Stockholders, and the Company shall have no interest therein.

               10.3 Indemnification Procedures and Limitations. The following provisions shall apply to all indemnification and hold harmless provisions of this Agreement:

                     10.3.1 No party shall be required to indemnify another pursuant hereto unless the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all material relevant information. The Indemnitor shall have the right to defend any such claim at its expense, with counsel of its choosing, and the Indemnitee shall have the right, at its expense, using counsel of its choosing, to join in the defense of any such claim. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense in whole or in part to any claim by the Indemnitee against the Indemnitor except to the extent that such failure by the Indemnitee shall result in a material prejudice to the Indemnitor.

                     10.3.2 Except as hereinafter provided, neither party shall settle or compromise any such claim unless it shall first obtain the written consent of the other, which shall not be unreasonably withheld. The foregoing notwithstanding, if suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to it of such suit, to take action to defend the same, the Indemnitee shall have the right to defend the claim (without limiting the right of the Indemnitor to participate in the defense) and to charge the Indemnitor with the reasonable cost of any such defense, including reasonable attorneys' fees, and the Indemnitee shall have the right, after notifying but without consulting the Indemnitor, to settle or compromise such claim on any terms reasonably approved by the Indemnitee.

                     10.3.3 Except as herein provided, neither Newpark nor the Stockholders shall have any liability for breach of warranty or representation hereunder except to the extent that the amount of all valid claims for breach of warranty or representation against it or them hereunder exceeds an aggregate of $10,000. Except as herein provided, the liability of any of the Stockholders for any breach of warranty or representation hereunder shall not exceed the lesser of (i) $1,000,000 or (ii) value of the Newpark Shares for which his Company Shares are exchanged in the Merger, for which purpose they shall be valued at their Closing Value. To the fullest extent permitted by law, Stockholders shall satisfy their liability hereunder by delivering to Newpark some or all of such Newpark Shares, valued at their Closing Value, and Newpark shall satisfy its liability by issuing additional Newpark Shares valued at their Closing Value. Notwithstanding the foregoing, the limitations contained in the first two sentence of this Section shall not apply to the indemnification obligations of the Stockholders under clause (iii) of Section 10.1 and nothing contained herein shall relieve any of the Stockholders or Newpark of any liability he or it may have for any intentional breach of representation or warranty or for breach of any covenants or agreements made herein by such party.

                     10.3.4 In determining the amount of any damage, loss, liability, cost or expense suffered by Newpark which gives rise to liability of Stockholders hereunder, there shall be taken into account the amount of any Tax benefits actually realized by Newpark and its subsidiaries attributable to such damage, loss, liability, cost or expense or derived therefrom in the same or any past or subsequent taxable period, also taking into account the Tax treatment of the receipt by Newpark of any payment from Stockholders.

               10.4 Dispute Resolution; Arbitration. The parties desire to finally resolve any and all issues and disputes arising out of or related to this Agreement or its alleged breach as promptly as practicable and, in any event, within the survival period specified in Section 8. Newpark and the Stockholders shall first attempt diligently to resolve any such issue or dispute. They may, if they desire, attempt to mediate the dispute and shall, if they choose, do so in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated. Any dispute arising out of or related to this Agreement or its alleged breach that cannot be resolved by mutual agreement (including mutually agreed mediation) shall be resolved exclusively by final and binding arbitration, conducted as expeditiously as possible in the City of Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator or arbitrators shall be final, conclusive and binding on all parties. The arbitrators shall prepare an award in writing which reflects the final decision of the arbitrators and a copy of such award shall be delivered to each party to the arbitration. Judicial confirmation of the decision of the arbitrators shall be sought only in the Judicial District Court of Harris County, Houston Division.

          11. Destruction of Assets. All risk of loss with respect to the assets and business of the Company shall be borne by the Company until the Closing to the extent set forth in this Section 11. If on the date hereof any assets of the Company shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of the Company (whether or not similar to the foregoing) to an extent which materially affects the value to Newpark of the Company Shares, Newpark shall have the right at its election to complete the Merger (in which event, as Newpark's sole and exclusive remedy with respect to the consequences of such loss or damage, all claims of the Company with respect to such loss or damage and all insurance proceeds arising therefrom shall be for the account of the Company), or, if it does not so elect, it shall have the right, which shall be in lieu of any other right or remedy whatsoever, to terminate this Agreement. In the latter event, all parties shall be released from liability hereunder.

          12. Termination. In addition to any party's right to terminate this Agreement if any condition precedent to its obligations is not satisfied at or before the Closing, either Newpark or the Company and the Stockholders may forthwith terminate this Agreement: (a) subject to clause (b) below, without liability to the other of them if a bona fide action or proceeding (by and at the sole instance of a party or parties not an Affiliate or Affiliates of Newpark or the Company) shall be pending against either party on the date hereof wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement; or (b) without prejudice to other rights and remedies which either party may have, if a material default shall be made by the other of them in the observance or in the due and timely performance of its covenants and agreements herein contained, or if there shall have been a material breach of the warranties and representations herein contained.

          13. Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, 48 hours after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. The parties may change their respective addresses for the purpose of this Section 13 by giving notice of such change to the other party in the manner which is provided in this
Section 13.

          The Company:          Advanced Chemical Technologies, Inc.
                                650 North Sam Houston Parkway East, Suite 200
                                Houston, Texas 77060-5916
                                Facsimile No.: (713) 847-2556

          The Stockholders:     Mr. John V. Filecia
                                3822 Lakewood
                                Montgomery, Texas 77356

                                Mr. S. Kim Tillery
                                1000 Robley Drive, Suite 134
                                Lafayette, LA  70506y

          Copy to:              Mary Frances vonBerg, Esq.
                                Farnsworth & vonBerg
                                333 North Sam Houston Parkway, Suite 300
                                Houston, Texas  77060
                                Facsimile No.: (281) 931-6032

          Newpark:              c/o Newpark Resources, Inc.
                                3850 North Causeway, Suite 1770
                                Metairie, LA 70002
                                Attention:  Secretary
                                Facsimile No.:  (504) 833-9506

          Copy to:              Bertram K. Massing, Esq.
                                Ervin, Cohen & Jessup LLP
                                9401 Wilshire Boulevard, 9th Floor
                                Beverly Hills, CA  90212
                                Facsimile No.:  (310) 859-2325

          14. Assignment. Rights hereunder shall not be assignable and duties hereunder shall not be delegable by the Company, Stockholders, Newpark or Fluids without the prior written consent of the other; consent may be withheld for any reason or without reason; provided, however, Newpark may, in its sole discretion, assign any or all of its rights under this Agreement to any of its Affiliates; provided, further, however, that no such assignment shall relieve Newpark of any obligation or liability hereunder. Nothing contained in or implied from this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto and their successors in interest and permitted assignees, unless expressly stated herein to the contrary.

          15. Certain Definitions. As used herein, the following terms (whether used in the singular or the plural) have the following meanings:

               "Affiliate" or "affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, without limiting the generality of the foregoing, includes (a) any director or officer of such Person or of any Affiliate of such Person, (b) any such director's or officer's Family Members, (c) any group, acting in concert, of one or more of such directors, officers or Family Members, and (d) any Person controlled by any such director, officer, Family Member or group which beneficially owns or holds 25% or more of any class of equity securities or profits interest. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

               "Bankruptcy Exception" means the limitation on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law.

               "Closing Value" means the average of the closing prices of Newpark's Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the five trading days immediately preceding the third trading day prior to the date of this Agreement.

               "Commission" means the U.S. Securities and Exchange Commission.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Family Member" means, in the case of a Person who is an individual, any parent, spouse or lineal descendant (including legally adopted descendants) of such Person, or the spouse of any such descendant.

               "Government Body" means any domestic or foreign federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

               "Hazardous Material Laws" means any and all federal, state and local laws in effect at or before the date hereof that relate to or impose liability or standards of conduct concerning the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601, et seq.), the Hazardous Materials Transportation Act (42 U.S.C. (S) 1802, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251, et seq.), the Toxic Substances Control Act (14 U.S.C. (S) 2601, et seq.), the Clean Air Act (42 U.S.C., (S) 7901 et seq.), the National Environmental Policy Act (42 U.S.C. (S) 4231, et seq.), the Refuse Act (33 U.S.C. (S) 407, et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300(f), et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

               "Hazardous Materials," means any flammable explosives, radioactive materials, asbestos, compounds known as polychlorinated byphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under the Hazardous Materials Laws.

               "Knowledge of the Company" (and similar terms such as "to the best of the knowledge of the Company") means the actual knowledge of the Stockholders or any other executive officer of the Company.

               "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or prospects of the entity referred to (i.e., the Company or Newpark) and its subsidiaries (i.e., the Newpark Subsidiaries), taken as a whole.

               "Permitted Lien(s)" means (a) all liens and encumbrances disclosed in the Disclosure Letter, (b) landlords', mechanics', carriers', workers' and similar statutory liens arising in the ordinary course of business for sums not delinquent, for which adequate reserves or other appropriate provisions have been made in the Company Financial Statements, (c) deed restrictions and similar exceptions to clear title not incurred in connection with indebtedness that do not materially impair the existing use or materially detract from the value of the assets or property subject thereto, and (d) liens for current taxes not delinquent, for which adequate reserves or other appropriate provisions have been made in the Company Financial Statements.

               "Person" or "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Body.

               "Rules and Regulations" means the rules and regulations adopted by the Commission under the Securities Act and the Exchange Act.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

               "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

          16. Disclaimer Concerning Tax Consequences. Although the parties intend that the Plan will be a tax-free reorganization, no party makes any express or implied warranty to any other party as to the Tax consequences of the Plan, and all such warranties are hereby expressly disclaimed.

          17. Applicable Law; Jurisdiction. The provisions of this Agreement and all rights and obligations hereunder and under all documents, instruments and agreements executed under or in connection with this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas applicable to contracts made and to be wholly performed within said State.

          18. Remedies Not Exclusive. Except as provided in Section 11, (a) no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, (b) each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, or otherwise and (c) the election of any one or more remedies by either party hereto shall not constitute a waiver of the right to pursue other available remedies.

          19. Accountants' and Attorneys' Fees. Newpark, the Company and the Stockholders shall each pay their own accountants' and attorneys' fees related to the consummation of the Plan. In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

          20. Payment of Expenses. Whether or not the Plan is consummated, Newpark will pay and be responsible for all costs and expenses incurred by Newpark in connection with this Agreement and the transactions contemplated hereby, and the Company will pay and be responsible for all costs and expenses incurred by the Company and the Stockholders in connection with this Agreement and the transactions contemplated hereby.

          21. Successors and Assigns. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives and permitted successors and assigns.

          22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          23. Headings; Severability. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. The provisions of this Agreement are severable, and, if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the parties hereto.

          24. Amendments. No provision or term of this Agreement or any agreement contemplated herein between the parties hereto may be supplemented, amended, modified, waived or terminated except in a writing duly executed by the party to be charged.

          25. Waivers. At any time prior to the Closing, the parties hereto, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts or any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto;
(iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

          26. Entire Agreement. The Disclosure Letter and all schedules, exhibits and financial statements provided for herein are a part of this Agreement. This Agreement and the other agreements and documents provided for in this Agreement comprise the entire agreement of the parties and supersede all earlier understandings of the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

THE COMPANY:                                NEWPARK:

Advanced Chemical Technologies, Inc.        Newpark Resources, Inc.



By:  /s/ John V. Filecia                    By:  /s/ Matthew W. Hardey
   ________________________________            _________________________________
   John V. Filecia, Chairman of the            Matthew W. Hardey, Chief
   Board and President                         Financial Officer


THE STOCKHOLDERS:                           FLUIDS

                                            Newpark Drilling Fluids, Inc.
/s/ John V. Filecia
___________________________________
John V. Filecia

                                            By:  /s/ Matthew W. Hardey
                                               _________________________________
/s/ S. Kim Tillery                             Matthew W. Hardey, Vice President
___________________________________
S. Kim Tillery